Exhibit 99.1

Argo Group Announces the Appointment of Samuel Liss and Tony Latham to its Board of Directors

•	Liss provides strong governance, financial market and insurance company operating expertise.

•	Latham brings more than 40 years of insurance industry operating and governance experience, including in international markets.

HAMILTON, Bermuda – February 20, 2019 – Argo Group International Holdings, Ltd. (NYSE: ARGO), an international underwriter of specialty insurance and reinsurance, today announced the appointment of Samuel Liss and Tony Latham as independent directors to its board of directors.

“We are pleased to welcome Sam and Tony to the board,” said Argo Group Chairman Gary Woods. “The nominating committee regularly evaluates the make-up of the board, determining opportunities for refreshment and reviewing succession plans. Our objective is to ensure we consistently have the right blend of expertise and to provide strong, independent oversight.

“The board has added five new independent directors in the past two years,” said Woods. “Each new member provides unique value, skill and diversity of views to the board.”

Liss is managing principal of Whitegate Partners LLC, an advisory firm to operating companies and private equity firms specializing in the financial services and business services sectors. He is a board member of Verisk Analytics, Inc. and J.S. Held. He is also an adjunct professor at NYU Stern School of Business and Columbia Law School, where he teaches courses on Corporate Governance.

From an operational perspective, Liss served as executive vice president at Travelers Insurance, where he was responsible for corporate development, as well as group business head of one of Travelers’ three operating divisions – Financial, Professional and International Insurance. Prior to Travelers, Liss was a managing director in the investment banking and equity divisions at Credit Suisse First Boston. He began his career at Salomon Brothers. Liss was previously a board member of DST Systems, Inc., Ironshore Insurance, Inc. and Nuveen Investment, Inc.

Latham has international industry experience spanning more than four decades. He has served as an independent director of the board of Argo Managing Agency since 2016. In addition, he has held several board positions across the industry, including director of Pool Re for over two decades and chairman for more than 12 years. He has also held director roles at Codan A/S, Ecclesiastical Insurance, Airclaims, Flagstone Re and British Aviation Insurance.

Latham began his career with Sedgwick (now part of Marsh Inc.) before joining RSA Group where, over a period of 17 years, he served as a member of the group executive and held a number of senior executive roles, including managing director of the global risks division.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-‘(Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

Argo Group International Holdings, Ltd.

Media:

David Snowden, 210-321-2104

Senior Vice President, Group Communications

david.snowden@argogroupus.com

or

Investors:

Susan Spivak Bernstein, 212-607-8835

Senior Vice President, Investor Relations

susan.spivak@argolimited.com